EXHIBIT 99.1

AMBASSADORS GROUP, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this 2015 Employee Stock Purchase Plan (the “Plan”) of Ambassadors Group, Inc. (the “Company”) is to promote the interest of the Company and its stockholders by providing employees of the Company and certain of its subsidiaries with an opportunity to purchase the Company’s Common Stock through accumulated payroll deductions. By encouraging stock ownership, the Company seeks to attract, retain and motivate employees and to encourage them to devote their best efforts to the business and financial success of the Company. It is the Company’s intention to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of that section of the Code.

2. Definitions. For purposes of the Plan, the following capitalized terms shall have the following meanings:

“Account” means an account referred to in Section 6.2.

“Base Compensation” has the meaning in Section 6.1.

“Board” means the Company’s board of directors.

“Bonus Compensation” has the meaning in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board authorized under Section 15.1 to administer the Plan and to perform the functions assigned to the Committee under the Plan.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” has the meaning in the opening paragraph.

“Company Liquidation” means the liquidation, dissolution or winding up of the Company and/or all or substantially all of its assets or operations, following approval by stockholders of the Company of a plan for such liquidation, dissolution or winding up or upon or as a result of the appointment of a receiver, intervenor, conservator, trustee or similar officer for the Company.

“Compensation” means, for any pay period, the gross cash compensation payable to an Employee for such period, including Base Compensation and Bonus Compensation, but excluding severance and non-cash compensation and expense reimbursements. Any pre-tax contributions made to a Company 401(k) plan or “cafeteria plan” pursuant to Section 125 of the Code shall be treated as Compensation for purposes of the Plan.
“Employee” means any individual who is an employee of the Employer; provided, however, Employees who have been employed less than 90 days by the Employer, Employees whose customary employment with the Employer is 20 hours or less per week, and Employees whose customary employment with the Employer is for not more than five months in any calendar year shall not be deemed Employees for the purposes of this Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

“Employer” means the Company and any Subsidiary that has been designated by the Committee from time to time as eligible to participate in the Plan.

“Enrollment Date” means the first Trading Day of each Offering Period.

“Exercise Date” means the last Trading Day of each Offering Period.

“Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (the “Valuation Date”), (i) the closing price of a share of Common Stock on the most recent date preceding the Valuation Date on which trades of the Common Stock were recorded on the principal established stock exchange or national market system on which the Common Stock is then traded, or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market on the most recent date preceding such Valuation Date on which such closing bid and asked prices are available on such over-the-counter market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

“Offering Period” means the period of approximately three months during which an Option shall be granted and may be exercised pursuant to the Plan, commencing on the first Trading Day on or after January 1st, April 1st, July 1st and October 1st of each year and terminating on the last Trading Day before the commencement of the next Offering Period; provided that the first Offering Period shall commence on such date, and continue until such date, as the Board may determine. The duration and timing of Offering Periods may be changed pursuant to Section 5 of this Plan.

“Option” means an Option to purchase shares of Common Stock under the Plan pursuant to Section 7.1.

“Participant” means an eligible Employee who becomes a participant of the Plan in accordance with Section 4.1.

“Plan” has the meaning in the opening paragraph.

“Purchase Price” for each Offering Period means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period or 85% of the volume weighted average Fair Market Value for a share of Common Stock for such Offering Period, whichever is lower; provided that if 85% of the volume weighted average Fair Market Value for a share of Common Stock for such Offering Period is lower than 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date for such Offering Period, and is lower than 85% of the Fair Market Value of a share of Common Stock on the Exercise Date for such Offering Period, the Purchase Price for such Offering Period shall be 85% of the Fair Market for a share of Common Stock on the Exercise Date; provided further that the Purchase Price may be adjusted by the Committee pursuant to Section 17.

“Reserves” means the number of shares of Common Stock covered by each Option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Option.

“Subsidiary” has the meaning set forth for “subsidiary corporation” in Section 424(f) of the Code, namely: any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Trading Day” means any day on which the NASDAQ Stock Market or other the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not so listed, a business day, as determined by the Committee in good faith.

3. Eligibility.

3.1 Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

3.2 Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an Option under the Plan: (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own stock of the Company and/or hold outstanding Options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary; (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time; or (iii) if he or she has received a hardship withdrawal from the Company’s 401(k) plan within the preceding six months.

4. Participation.

4.1 An eligible Employee may become a Participant in the Plan by completing a Subscription Agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

4.2 Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date (provided that the Company has received the Participant’s Subscription Agreement) and shall end on the last payroll in the Offering Period to which such Subscription Agreement is applicable, unless sooner terminated as provided in Section 10 hereof.

5. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing and ending as set forth in the definition thereof, or on such other date as the Committee shall determine, and continuing thereafter until its expiration pursuant to Section 18.3 or earlier termination in accordance with the Plan. Without shareholder consent and without regard to whether any Participant’s rights may be adversely affected, the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings, so long as such change is announced at least 5 days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

6. Payroll Deductions.

6.1 At the time a Participant files his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount equal to any whole percentage up to 15% of cash base salary and commissions (“Base Compensation”) and 100% of cash bonus and incentive compensation (“Bonus Compensation”), received each payday during the Offering Period; provided, however, that a Participant’s total payroll deductions for any calendar year shall be limited to 15% of such Participant’s “total compensation” within the meaning of Section 423(b)(5) of the Code.

6.2 All payroll deductions made for a Participant shall be credited to his or her account under the Plan (such Participant’s “Account”). A Participant may not make any additional payments into such Account. Accounts shall be mere bookkeeping entries on the Company’s books and records. Amounts credited to Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes.

6.3 A Participant may discontinue his or her participation in the Plan as provided in Section 10.1 hereof, or may increase or decrease the rate of his or her payroll deductions during the next Offering Period by completing and filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate. A Participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless a new Subscription Agreement is filed by the Participant prior to the commencement of such Offering Period or the then existing Subscription Agreement is terminated as provided in Section 10.1 hereof.

6.4 Notwithstanding any provision of the Plan to the contrary, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3.2 and 6.1 hereof, a Participant’s payroll deductions may be decreased to a percentage of Base Compensation less than 15% (including 0%) and a percentage of Bonus Compensation less than 100% (including 0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year.

6.5 At the time any Option is exercised (in whole or in part), at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, or at any other time, the Company may withhold from the Participant’s Compensation or other remuneration payable to the Participant the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or disposition of Common Stock by the Employee.

6.6 No interest or other earnings shall be paid or credited with respect to payroll deductions or any amounts accumulated in or credited to a Participant’s Account.

7. Grant of Option; No Fractional Shares.

7.1 On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Participant’s Account as of the Exercise Date by the applicable Purchase Price, rounded down to the nearest whole number; provided that such purchase shall be subject to the limitations set forth in Sections 3.2 and 11.4 hereof.

7.2 No fractional shares shall be purchased pursuant to any Option; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal as provided in Section 10 hereof. Exercise of the Option shall occur as provided in Section 8 hereof. The Option shall expire on the last day of the Offering Period.

8. Exercise of Option.

8.1 Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her Option with respect to an Offering Period shall be exercised automatically on the Exercise Date of such Offering Period, and the maximum number of full shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price. Subject to Section 7.2, any monies left over in a Participant’s Account after the Exercise Date shall be returned to the Participant. A Participant’s Option to purchase shares hereunder may not be exercised by anyone other than the Participant.

8.2 If the Committee determines that, on a given Exercise Date, the number of shares with respect to which Options are to be exercised may exceed the number of shares of Common Stock that were available for sale under the Plan on any Enrollment Date or that are available for sale under the Plan on such Exercise Date, the Committee may, in its sole discretion, provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, as it shall determine in its sole discretion to be equitable among all Participants, and either (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect pursuant to Section 17 hereof. Any determination by the Committee pursuant to the preceding sentence shall be binding, notwithstanding any subsequent authorization of additional shares for issuance under the Plan by the Company’s shareholders.

8.3 Option exercises under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company.

9. Share Deliveries and Dividends.

9.1 Shares purchased under the Plan by a Participant will be credited to and held under a stock purchase account in the Participant’s name maintained by such brokerage or other third-party firm designated by the Committee.

9.2 Any and all stock dividends with respect to shares of Common Stock credited to a Participant’s stock purchase account shall be paid directly to each Participant.

9.3 Subject to such restrictions, limitations and procedures as may be prescribed by the Committee, a Participant may withdraw shares in his or her stock purchase account from time to time. As soon as administratively practicable following termination of participation pursuant to Section 10, all shares credited to the Participant’s stock purchase account shall be delivered to the Participant, except to the extent that the Participant elects to have such stock purchase account paid in cash (subject to applicable withholding pursuant to Section 6.5).

10. Withdrawals; Termination of Employment.

10.1 A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Account (and not yet used to exercise his or her Option under the Plan) at any time prior to the Exercise Date of the applicable Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan or in such other manner prescribed by the Committee. All of the Participant’s payroll deductions credited to his or her Account shall be paid to such Participant promptly after receipt of notice of withdrawal, such Participant’s Option for such Offering Period shall be automatically terminated, no further payroll deductions for the purchase of shares shall be made for such Offering Period, and payroll deductions shall not resume at the beginning of succeeding Offering Periods unless the Participant delivers to the Company a new Subscription Agreement.

10.2 A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

10.3 Upon a Participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have withdrawn pursuant to this Section 10.1.

11. Stock Availability, Ownership and Transferability.

11.1 Subject to adjustment upon changes in capitalization of the Company as provided in Section 13.1, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 300,000 shares.

11.2 A Participant shall have no ownership interest or voting rights in shares covered by his or her Option until such Option has been exercised and the shares purchased thereby have been delivered.

11.3 Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse jointly with the right of survivorship.

11.4 Notwithstanding any provision of the Plan to the contrary, shares of Common Stock purchased pursuant to any Option may not be transferred or otherwise disposed of until the expiration of a period of 12 months following the Exercise Date on which such shares of Common Stock were purchased. This Section 11.4 shall survive the termination of the Plan.

12. Designation of Beneficiary; No Transferability of Accounts.

12.1 A Participant may designate in his or her Subscription Agreement a beneficiary who is to receive shares and cash from the Participant’s Account under the Plan in the event such Participant dies subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive cash from the Participant’s Account under the Plan in the event such Participant dies prior to exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent is required for such designation to be effective.

12.2 The designation of beneficiaries provided in Section 12.1 may be changed by the Participant at any time by written notice. If a Participant dies without validly designating a beneficiary under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and cash to the executor or administrator of the estate of the Participant, and if, to the knowledge of the Company, no such executor or administrator has been appointed, the Company may in its discretion deliver such shares and cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company designate.

12.3 Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Sections 12.1 and 12.2) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.1 hereof.

13. Adjustments for Changes in Capitalization, Company Liquidation, Merger or Asset Sale.

13.1 Subject to any required action by the shareholders of the Company, the Committee may equitably adjust the Reserves, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 7.1), the price per share, the number of shares of Common Stock covered by each Option that has not yet been exercised, and other parameters of the Plan, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or similar event having the effect of diluting or enlarging Option benefits. The Committee’s determination with respect to any such adjustments shall be final, binding and conclusive. For the avoidance of doubt, except as set forth in the proceeding sentence no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

13.2 Unless provided otherwise by the Committee, in the event of a Company Liquidation, the Offering Period then in progress shall terminate immediately prior to the consummation of such Company Liquidation and a cash amount shall be paid to each Participant that is equal to the amount of his or her Account.

13.3 In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation; provided that if the successor corporation refuses to assume or substitute the Option, the Committee may terminate all outstanding Offering Periods by returning all payroll deductions credited to Participants for such Offering Period, or the Committee may, in its discretion, change any Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) prior to the date of the Company’s proposed sale or merger. The Committee shall notify each Participant in writing, at least 5 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

14. Compliance with Law.

14.1 The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the requirements of any stock exchange upon which the shares may then be listed.

14.2 As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that, among other things, the shares are being purchased only for investment and without any present intention to sell or distribute such shares.

15. Administration.

15.1 The Plan shall be administered by the Committee. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee may retain the services of an outside firm to serve as its agent in administering the Plan on a day-to-day basis.

15.2 No member of the Committee or Board shall be liable for any act done or omitted to be done by such member or by any other member of the Committee or Board in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

16. Equal Rights and Privileges; No Employment Rights or Effect on Benefits.

16.1 All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 16.1 shall take precedence over all other provisions in the Plan.

16.2 The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

16.3 Neither the grant nor the exercise of any Option hereunder will affect the benefits under any benefit plan of the Employer, and no amount or benefit granted or received hereunder shall be considered compensation for any purposes of any other benefit plan or program of the Employer.

17. Amendment or Termination. Without shareholder consent and without regard to whether any Participant’s rights may be adversely affected, the Committee may at any time and for any reason amend, suspend or terminate the Plan; provided that to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval for any such termination or amendment. If the Plan is terminated, the Committee may elect to terminate the Offering Period then in progress either immediately or once shares have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or, subject to Section 13, permit such Offering Period to expire in accordance with its terms and a cash amount shall be paid to each Participant that is equal to the amount of his or her Account.

18. General.

18.1 All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.2 By the first business day of February or such other date required by law, annual statements shall be delivered to each Participant and former Participant who exercised Options during the preceding year, setting forth the information required by IRS Form 3922 or any substitute form, and such other information as the Committee may choose. The Company shall file IRS Form 3922 by the applicable filing deadline.

18.3 The Plan became effective upon its adoption by the Board on February 10, 2015, subject to approval by the shareholders of the Company, and shall expire on the Trading Day immediately preceding the ten year anniversary of the Plan’s first Enrollment Date.

18.4 All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18.5 Without regard to conflict of law principles, the laws of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

Exhibit A

AMBASSADORS GROUP, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application Enrollment Date: _________________________

Change in Payroll Deduction Rate? (Y / N)

Change of Beneficiary(ies)? (Y / N)

Capitalized terms used in this Subscription Agreement and not otherwise defined have the meanings in the 2015 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) of Ambassadors Group, Inc. (the “Company”).

1. I hereby elect to participate in the Employee Stock Purchase Plan and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% (from 0 to 15%) of my cash Base Compensation and ____% (from 0 to 100%) of my cash Bonus Compensation, on each payday during the Offering Period in accordance with the Employee Stock Purchase Plan.
(Please note that no fractional percentages are permitted.)

3. I understand that: (i) these payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan; (ii) all of my payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose; and (iii) the Company shall not be obligated to segregate such payroll deductions. I understand that no interest or other earnings will accrue on my payroll deductions.

4. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my Option and purchase Common Stock on the applicable Exercise Date.

5. I have received and read the Prospectus for the Plan and am subscribing for the purchase shares of the Company’s Common Stock after having considered the risks associated with an investment in such Common Stock. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.

7. Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Employee or Employee and Spouse only): __________________________________________________________.

8. I understand that the Plan prohibits me from disposing of any shares received by me pursuant to the Plan until the expiration of a period of 12 months following the Exercise Date on which such shares of Common Stock were purchased. I understand that if, after the expiration of such 12 month period, I dispose of any shares received by me pursuant to the Plan within two years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the shares on the Enrollment Date (the first day of the Offering Period during which I purchased such shares) over the Purchase Price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any such disposition of my shares, and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two-year holding period, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of: (l) the excess of the Fair Market Value of the shares at the time of such disposition over the Purchase Price which I paid for the shares; or (2) the excess of the Fair Market Value of the shares on the Enrollment Date (the first day of the Offering Period during which I purchased such shares) over the Purchase Price which I paid for the shares. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

9. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

10. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

BENEFICIARY’S FULL NAME: (Please print): _____________________________________________
Relationship to Employee: _____________________________________________
Beneficiary’s Address: _________________________________
_________________________________
_________________________________
(Please use additional signature pages for additional beneficiaries.)

Employee’s Current Address: _________________________________
_________________________________
_________________________________

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated: ________________                                                                                                                                               ___________________________________________

 Signature of Employee

Dated: ________________                                                                                                                                               ____________________________________________

Spouse’s Signature

(If beneficiary is other than spouse)

Exhibit B

AMBASSADORS GROUP, INC.
2015 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned Participant in the Offering Period of the Ambassador Group, Inc.’s 2015 Employee Stock Purchase Plan which began on ________________, 201__ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

EMPLOYEE’S FULL NAME: (Please print): _____________________________________________

Dated: ________________ _____________________________________________
Signature of Employee